Exhibit 99 (a)

CONTACT:	Office of Investor Relations
e-Mail: InvestorRelations@SafetyInsurance.com
Tel: 877-951-2522

SAFETY APPOINTS PETER J. MANNING TO BOARD OF DIRECTORS

Boston, Massachusetts, September 4, 2003.  The Board of Directors of Safety Insurance Group, Inc.  (NASDAQ:SAFT) today announced the appointment of Peter J. Manning to Director on the Board, Chairman of the Audit Committee and a member of the Compensation Committee.  Mr. Manning has replaced John W. Jordan II on our Board.  Despite Mr. Jordan’s fine contributions, the new regulatory requirements regarding independent directors mandates this change to our Board.

Mr. Manning retired this year as Vice Chairman of FleetBoston Financial, after thirty-one years with FleetBoston Financial Corporation (formerly BankBoston) where he also held the positions of Comptroller and Executive Vice President and Chief Financial Officer.  Mr. Manning started his career with ten years at Coopers & Lybrand prior to his employment with BankBoston.  Mr. Manning received a B.A. in Economics from Boston College in 1960, an M.B.A. in accounting from Babson College in 1962, and is a Certified Public Accountant.  He currently serves as a Board member of various public and private companies, and is Chairman of the Board of the Tournament Players Club of Boston.  Mr. Manning and his family live in Massachusetts.

Safety’s President and Chief Executive Officer, David F. Brussard, stated, “We are pleased to welcome Peter to the Board of Directors.  His financial expertise and independence will make our Board even stronger.  Safety is very fortunate to have someone of Peter’s caliber on our Board.”

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company and Safety Indemnity Insurance Company, which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, financial reports, SEC Filings, investor information and other items of interest are available under “Investor Information” on Safety’s web site located at www.SafetyInsurance.com.

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Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Safety’s control, which could cause actual results to differ materially from such statements.  Important factors that could cause the actual results to differ include, but are not necessarily limited to, our concentration of business in Massachusetts personal lines insurance; our dependence on principal employees; our exposure to claims related to severe weather conditions; and rating agency policies and practices.  For a more detailed description of these uncertainties and other factors, please see Safety’s filings with the U.S. Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made, and Safety assumes no obligation to update or revise any of them in light of new information, future events or otherwise.